Alan T. Schiffman, CPA, PC
Financial Strategists *Business Consultants*
1166 Dimock Lane Naples, FL 34110
Telephone 239-595-0314; Fax 239-594-7984
Email: ats@naplescpa.net *Website: alantschiffman.com*

The consolidated balance sheets of LB 1 LLC as of November 30, 2019 and December 31, 2018, and the related statement of income for the eleven months ended November 30, 2019 and for period from October 18, 2019 (inception) to December 31, 2018, included in this prospectus, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that firm as experts in auditing and accounting.

The financial statements of LB 1, LLC as of November 30, 2019 and December 31, 2018 , included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated March 3, 2020, on our audit of the financial statements of Own Our Own Fund I, LLC.

CPA, PC
March 3, 2020
Naples, Florida